
China Travel Resort Holdings, Inc.
(Nevada, US)
100% Ownership
China Resort Holdings, Ltd.
(British Virgin Islands)
80% Ownership
Hebei Circum-Bohai Sea Tourism Development Co., Ltd
河北环渤海旅游开发有限公司
(People's Republic of China)
Contractual Arrangements
Hebei Province Circum-Bohai Bay Tourism Development Share Co., Ltd.
河北省环渤海湾旅游开发股份有限公司
(People's Republic of China)